Exhibit (d)(46)(vi)

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

WELLINGTON MANAGEMENT COMPANY, LLP

THIS AMENDMENT is made as of September 30, 2012 to the Investment Sub-Advisory Agreement dated September 15, 2008, as amended (the “Agreement”), between Transamerica Asset Management, Inc. and Wellington Management Company, LLP (the “Sub-Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Fund Deleted. Any references to Transamerica Emerging Markets are hereby deleted, in accordance with the liquidation of the Fund, effective September 30, 2012.

2.	Schedule A. Schedule A to the Investment Sub-Advisory Agreement is hereby deleted and replaced with the attached revised Schedule A, and all references in the Agreement to Schedule A shall be deemed to refer to the attached Schedule A.

In all other respects, the Investment Sub-Advisory Agreement dated September 15, 2008, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of September 30, 2012.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Vice President and Chief Investment Officer, Advisory Services

WELLINGTON MANAGEMENT COMPANY, LLP

By:	/s/ Susan G. O’Connell
Name:	Susan G. O’Connell
Title:	Senior Vice President

SCHEDULE A

as of September 30, 2012

FUNDS	SUB-ADVISER COMPENSATION*

Transamerica Diversified Equity**	First $2 billion………………………....0.28% Over $2 billion up to $5 billion………..0.25% Over $5 billion…………………….......0.225%

*	As a percentage of average daily net assets on an annual basis.

**	The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica WMC Diversified Growth VP, Transamerica WMC Diversified Growth II VP, Transamerica Diversified Equity and the portion of the assets of Transamerica Partners Large Growth Portfolio that are sub-advised by Wellington Management Company, LLP.